Exhibit (d)(15)(ii)

INVESTMENT SUBADVISORY AGREEMENT ADDENDUM

This addendum (“Addendum”), effective as of July 1, 2019, amends and is incorporated into and shall form a part of the INVESTMENT SUBADVISORY AGREEMENT, dated September 15, 2017 (the “Subadvisory Agreement” and, together with this Addendum, the “Agreement”), is made by and between TRANSAMERICA ASSET MANAGEMENT, INC., (“TAM”) and MetLife Investment Management, LLC on behalf of itself and its affiliates.

WHEREAS, TAM and Logan Circle Partners, L.P., now known as MetLife Investment Management, LLC (the “Subadviser”) entered into the Subadvisory Agreement in September 15, 2017;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.    General. This Addendum supplements the Subadvisory Agreement and all of the terms and conditions of the Subadvisory Agreement apply to this Addendum; provided that to the extent there is a conflict between this Addendum and the Subadvisory Agreement, the terms of this Addendum shall control. All capitalized terms used but not defined herein shall have the meaning assigned to them in the Subadvisory Agreement.

2.    Use of Name. During the term of this Agreement, Subadviser authorizes TAM, the Trust, the Fund, and the Funds’ principal underwriter and distributor to use its legal name, trade name and logo including “MetLife Investment Management, LLC” or “MIM” in the marketing and promotional materials used by TAM, the Trust, the Fund and its principal underwriter and distributor in connection with services offered to existing and prospective clients solely for the purpose of identifying Subadviser’s relationship and activities with respect to the Fund. If the Subadvisory Agreement is terminated with respect to the Fund and the Subadviser no longer serves as subadviser to the Fund, the Subadviser reserves the right to withdraw from TAM the right to the use of its name with respect to the Trust or the Fund or any name misleadingly implying a continuing relationship between TAM, the Trust or the Fund and the Subadviser or any of its affiliates. Other than set forth herein, TAM, the Trust, the Fund and its principal underwriter and distributor shall make no other use of Subadviser’s name and or service marks.

3.    Any terms capitalized and not defined herein shall have the meaning set forth in the Subadvisory Agreement. This Addendum may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized representatives.

Transamerica Asset Management, Inc.		MetLife Investment Management, LLC

By:	/s/ Christopher Staples	By:	/s/ Jude T. Driscoll
Name:	Christopher Staples	Name:	Jude T. Driscoll
Title:	Senior Director, Investments	Title:	EVP